Exhibit 10.1

PRIVATE AND CONFIDENTIAL

April 1, 2021

Amended as of June 29, 2023

Golnar Khosrowshahi

200 Varick Street

Suite 801

New York, NY 10014

Re: Amended and Restated Letter of Employment

Dear Golnar,

On behalf of Reservoir Media Management, Inc., a Delaware corporation, and its affiliated companies including Reservoir Media, Inc. (“Reservoir”), I am pleased to confirm the terms of our agreement (“Agreement”) concerning your continued employment with Reservoir as Chief Executive Officer (“CEO”) during the Term, with duties, responsibilities and authority customary for such position. You shall report to the Board of Directors of Reservoir Media, Inc. (the “Board”). You shall be permitted to serve on the board of directors of any affiliated companies of Reservoir and to receive compensation with respect to such service. During the Term. you shall be entitled to (A) serve on civic, charitable, educational, social welfare and religious boards and, with advance written notice to the Board, three (3) for-profit board of directors and (B) manage the your personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of the your duties and responsibilities hereunder For the avoidance of doubt, during the Term, the Executive shall be permitted to become engaged in or render services to the persons or entities as set forth on Exhibit A.

Reservoir shall cause you to be appointed as a member of the Board. During the Term, Reservoir shall nominate you for re-election as a member of the Board upon the expiration of your initial term as a director and upon the expiration of each subsequent term thereafter.

The initial term of this Agreement shall be the three-year period commencing on April 1, 2021 (the “Effective Date”) (and such term, the “Initial Term”); this agreement shall be null and void ab initio if the Merger Agreement is terminated prior to the Closing Date. The Initial Term shall automatically be extended for successive two year (2) year periods (together with the Initial Term, the “Term”), unless either party hereto gives notice of the non-extension of the Term to the other party no later than one hundred and eighty (180) days prior to the expiration of the then-applicable Term.

Other terms of this Agreement are outlined below.

Compensation Package

Base Salary	US$ 400,000 per annum provided that the then current base salary shall increase by 2.5% on each anniversary of the Effective Date.
Performance Bonuses

With respect to each fiscal year that ends during the Term, you are eligible to receive an annual cash bonus, with a target amount equal to 50% of your then current base salary (“Performance Bonus”), subject to your continued employment with Reservoir through the last day of the fiscal year to which the Performance Bonus relates. In the event Reservoir terminates your employment without Cause (as defined below), you will be eligible for a pro rata portion of such Performance Bonus based on the number of days you

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

were employed with Reservoir during such fiscal year up to the date of such termination. Performance Bonuses will be determined by the Board in consultation with the CEO based on a combination of criteria including, without limitation, achievement of company revenue targets and qualitative measures. If successfully earned, such Performance Bonuses are typically paid in the month of May following the end of the respective fiscal year.

You will also be entitled to receive annual long-term equity grants for four years, with the grant date fair value of each grant to be equal to $920,000, on the terms and conditions as further set forth on Exhibit B.

Benefits

Health Plan

You shall be entitled to participate in all employee health benefit plans and programs offered by Reservoir on a company-wide basis to its employees from time to time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and programs.

401(k) Plan

You shall be entitled to participate in Reservoir’s 401(k) plan on a level commensurate with other employees of Reservoir of similar level of seniority, subject to and on a basis consistent with the terms, conditions and overall administration of such 401(k) plan.

Commuter Benefits	You shall be entitled to participate in the commuter benefits program. This program offers commuters the ability to use pre-tax deductions to pay for their commute thus reducing their taxable income.

Reservoir shall retain the unilateral right to implement, amend, modify, or terminate any of the employee benefit plans or programs described above at any time without your consent (subject to applicable law).

Vacation/Time off

You shall be entitled to thirty (30) days of paid vacation per calendar year. Vacation will be taken at a time or times reasonable for each of you and Reservoir in the circumstances. In addition to vacation days, all employees at Reservoir have six (6) sick-days per calendar year and two (2) volunteer days. Vacation time and sick days do not roll over from year to year, except with written authorization from Reservoir. Should you decide to terminate your employment with Reservoir, or should Reservoir terminate your employment without cause, vacation time accrued during the year of termination and remaining unused at the date of termination shall be paid to you with your final paycheck. No accrued and unused vacation time will be paid to you in the event of your termination for cause.

Business Expenses	You shall be reimbursed monthly for any reasonable out-of-pocket business expenses subject to presentation of proper documentation.
Termination of Employment

Your employment hereunder may be terminated prior to the expiration of the Term by you or Reservoir, as applicable, without any breach of this Agreement only under the following circumstances: (i) death, (ii) by Reservoir due to Disability, (iii) by Reservoir for Cause, (iv) by Reservoir without Cause, (v) by you for Good Reason, and (vi) by you without Good

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

Reason. Any termination of your employment by Reservoir or you shall be communicated by a written notice to the other party hereto at least thirty (30) days prior to the effective date of termination.

For purposes hereof, “Cause” shall mean: (i) your willful fraud, misappropriation, embezzlement or any other act of misconduct which is demonstrably and materially injurious to Reservoir taken as a whole, or your material failure to comply with a material provision of this Agreement which results in material harm to the Company taken as a whole. No act, or failure to act, on your part shall be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of Reservoir. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose of making a determination of whether Cause for termination exists (after reasonable notice to you and an opportunity for cure (to the extent curable) and an opportunity for you (and your counsel) to be heard before the Board), finding that in the good faith opinion of the Board, you were guilty of misconduct as set forth above and specifying the particulars thereof in detail.

“Good Reason” shall mean, without your consent. (i) a reduction in your base salary, (ii) a reduction in your bonus opportunity, (iii) any failure by Reservoir to pay or provide any material compensation due and payable to you in connection with your employment; (iv) any material diminution of the duties, responsibilities, authority, positions or your titles; (v) Reservoir’s requiring you to be based at any location more than a thirty (30) mile[s] radius from your current work location that increases your commute (it being understood that temporary relocations on account of disaster or other disruption shall not constitute Good Reason as long as you are permitted to work remotely or (vi) any material breach by Reservoir of any material term or provision of the Agreement; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless you have notified Reservoir in writing describing the events that constitute Good Reason within ninety (90) calendar days following the first occurrence of such events and then only if Reservoir fails to cure such events within thirty (30) calendar days after Reservoir’s receipt of such written notice, and you shall have terminated your employment with Reservoir within sixty (60) calendar days following the expiration of such cure period.

“Disability” shall mean any condition that prevented you from performing the essential functions of your position (even with reasonable accommodations if and as required by law) for a continuous period of more than 180 days within a 365-day period (as determined by a physician

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

selected by you and reasonably acceptable to Reservoir) .If you have incurred a Disability, Reservoir may give you written notice of its intention to terminate your employment, and in such event, your employment with Reservoir shall terminate effective on the later of the thirtieth (30th) calendar day after receipt of such notice by you and the date specified in such notice; provided that within the thirty (30) calendar day period following receipt of such notice, you shall not have returned to full-time performance of your duties hereunder.

For the avoidance of doubt, the expiration of the Term of this Agreement or Reservoir’s election not to renew such Term shall constitute a termination by Reservoir without Cause.

Accrued Obligations

Upon your termination of employment for any reason (other than a termination of your employment by Reservoir for Cause), you shall be entitled to receive (i) any amount of your base salary earned through the date of termination not theretofore paid, (ii) any amount arising from your participation in, or benefits under, any employee benefit plans, programs or arrangements (other than severance plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements, including where applicable, any death and disability benefits, (iii) any accrued vacation or sick day pay owed to you and (iv) any accrued, but unpaid, business expenses eligible for reimbursement.

Severance

If, during the Term, Reservoir terminates your employment without Cause, or if you resign for Good Reason, in addition to the accrued obligations set forth above, you shall be eligible to receive a lump sum payment equal to (i) the sum of your base salary at the rate in effect at the time of your termination and target bonus as if you continued to remain employed for the balance of the Term or if greater (2) two times the sum of your base salary and target bonus. You shall also remain eligible for the Performance Bonus set forth above for the fiscal year of your termination, which shall be payable as provided above. The foregoing Performance Bonus payment and base salary continuation shall constitute your severance benefit (“Severance”), and shall be subject to all applicable taxes and withholdings.

Payment of Severance is subject to and conditioned upon your execution and non-revocation of a mutual general release of claims in a customary form provided to you by Reservoir (and the expiration of any applicable revocation period) on or prior to the sixtieth (60th) calendar day following the date of your termination of employment. If Reservoir does not provide you with the mutual form of release within seven days after date of termination, then you shall not be required to sign a release in order to receive the Severance. Payment of the Severance shall commence on the first payroll period following the effective date of such release of claims.

Withholding

Reservoir shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local and foreign withholding and other taxes and charges that Reservoir is required to withhold. Reservoir shall be

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Non-Competition and Non-Interference

You shall not, at any time while employed by Reservoir and during the twelve (12) month period (the “Restricted Period”) following your termination of employment (in each case other than in the performance of your duties or in the furtherance of Reservoir’s business:

(i)directly or indirectly engage in, provide services to, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (a “Business”) (whether as director, officer, employee, agent, partner, consultant, or otherwise) that engages in  any business or activity in any geographic location in which Reservoir engage in, whether through selling, distributing, manufacturing, marketing, purchasing, or otherwise, that competes with any of the material businesses of Reservoir (a “Competing Business”) if performing the duties and responsibilities of such engagement or association could result in you (1) intentionally or unintentionally using, disclosing or relying on Confidential Information (as defined below) to which you had access by virtue of your job duties or other responsibilities with Reservoir or (2) exploiting customer goodwill cultivated in the course of your employment with Reservoir.  Notwithstanding the foregoing, (A) you shall be permitted to acquire a passive stock or equity interest in such a Competing Business ; provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such Business and you does not actively participate in the business of such Business and (B) you may provide services to Business that is engaged in a Competing Business and in one or more businesses other than a Competing Business, but only to the extent that (1) you do not provide services, directly or indirectly, to the segment of such Business that is engaged in the Competing Business and (2) such segment represents less than ten percent (10%) of the annual revenues of such Business;

(ii)directly solicit, on her own behalf or on behalf of any other person, the services of, or hire or engage, any individual who is an employee, independent contractor or director of Reservoir, or solicit any of Reservoir’s then-current employees, independent contractors or directors to terminate services with Reservoir; provided that (A) the placement of general advertisements in newspapers, magazines or electronic media shall not, constitute a breach of this Agreement) following the six (6) month anniversary of your termination, the foregoing shall not apply to any employee, independent contractor or director who has been terminated by Reservoir at least six (6) months prior to such solicitation;

Non-Disparagement

You and Reservoir both agree that neither party disparage or make any statement which might adversely affect the reputation of Reservoir, and/or its officers, employees, agents, and directors. For the purpose of this paragraph, disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner.

Confidentiality

During the course of your employment, you will acquire “confidential information” relating to the business and affairs of Reservoir and its affiliates. It is a condition of your employment that you maintain all confidential information in the strictest confidence and agree not to disclose it to any third party, other than to your legal and financial advisors on a need-to-know basis, both during your employment and after the termination of your employment. You understand that “confidential information” means any of Reservoir’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology,

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

engineering, marketing, finances, business plans, or other business information. In the event that you are required by law to disclose any confidential information, you will give Reservoir prompt advance written notice thereof and will provide Reservoir with reasonable assistance in obtaining an order to protect the confidential information from public disclosure.

Disclaimer

Notwithstanding anything to the contrary in this Agreement, nothing herein shall prevent you from disclosing Confidential Information or other information relating to Reservoir in confidence to a federal, state or local government official, directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law. Further, you are permitted to disclose Confidential Information in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Nothing in this Agreement is intended to limit your right to communicate with government agencies, or participate in investigations conducted by them, including by providing documents or other information in connection with such investigations or other proceedings without notice to Reservoir. If you are served with a subpoena, summons or other legal process which may require you to divulge Confidential Information, unless contrary to law, you must notify Reservoir so that it may timely object if it deems appropriate. Nothing herein is intended or shall be construed to preclude you or Reservoir from providing truthful information about your employment to any government agency or in any sworn testimony.

Section 409A

The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). All amounts payable hereunder are intended to comply with or be exempt from the application of Section 409A and all provisions of this Agreement shall be interpreted accordingly.  Neither party individually or in combination shall accelerate, offset or assign any amount subject to Section 409A, except in compliance therewith, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A.

Notwithstanding any provision of this Agreement to the contrary, in the event that Reservoir determines that any amounts payable hereunder will be taxable currently to you under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, you and Reservoir shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that shall mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for Reservoir, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 11(a) does not create an obligation on the part of Reservoir to modify this Agreement and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall Reservoir or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A or any damages for failing to comply with Section 409A.

Notwithstanding any provision to the contrary in this Agreement: (i) no Severance shall be payable pursuant to this Agreement unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which you are entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded this Agreement, is required in

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your Severance shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with Reservoir (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided that upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid to you in a lump sum, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by Reservoir in accordance with the terms of Section 409A and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A, your right to receive installment payments pursuant to the Severance provisions above shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (A) such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (C) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (D) the right to any benefits or reimbursements or in-kind benefits may not be liquidated or exchanged for any other benefit.

Assignments

Reservoir may assign its rights and obligations under this Agreement to any successor to all or substantially all the assets of Reservoir (including, but not limited to, Roth CH Acquisition II Co. and Roth CH II Merger Sub Corp.), by merger or otherwise. You and Reservoir both acknowledge and agree that the parties will execute any documents reasonably required to effectuate the foregoing with the intent that you shall be the senior most executive and Chief Executive Officer of Reservoir or any successor entity. This Agreement shall be binding upon and inure to the benefit of Reservoir and you and their and your respective successors, assigns, personnel, legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. In the event of your death following a termination of your employment, all unpaid amounts otherwise due to you (including Severance) shall be paid to your estate.

Entire Agreement

This Agreement forms the complete and exclusive statement of your agreement with Reservoir concerning the subject matter hereof. This Agreement supersedes any other representations or agreements, whether oral or written, and cannot be modified except in a writing signed by you and Reservoir. By signing this Agreement, you represent and warrant that you have not relied on any warranty, representation, assurance or promise of any kind whatsoever other than as are expressly set forth in this letter. This Agreement and the terms of your employment are to be governed by the laws of the State of New York. If any provision contained in this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement.

This Agreement will become effective upon the Effective Time as set forth in the Merger Agreement. If the Merger Agreement is terminated in accordance with its terms before the Effective Time, then this Agreement shall be of no further force and effect. Merger Agreement shall mean that certain Merger Agreement dated as of the date hereof, by and between Roth CH Acquisition II Co. and Roth CH II Merger Sub Corp. and Reservoir Holdings, Inc., as amended, modified or supplemented from time to time.

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

Yours truly,

RESERVOIR MEDIA MANAGEMENT, INC.

By:	/s/ Golnar Khosrowshahi
	Name:	Golnar Khosrowshahi
	Title:	Chief Executive Officer

Accepted and Agreed To:

By:	/s/ Golnar Khosrowshahi
	Name:	Golnar Khosrowshahi

DATED: June 29, 2023

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

Exhibit A

1.	Persis Holdings, Ltd, and any of its subsidiaries and affiliates

2.	Wesbild Inc. and any of its subsidiaries and affiliates

3.	DRI Capital and any of its subsidiaries and affiliates

4.	Silkroad (currently a director)

5.	NMPA (National Music Publishers Association) (currently a director)

6.	The Philharmonic-Symphony Society of New York, Inc. (currently a director)

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM

Exhibit B

You shall be entitled to receive an annual equity grant, consisting of restricted stock units (“Annual RSUs”) with a grant date fair value of $920,000, which shall be granted to you each fiscal year for four years (commencing with the fiscal year beginning on April 1, 2021).  Each grant of Annual RSUs will fully vest on or about the last day of Reservoir’s fiscal year in respect of which the grant relates, subject to your continued employment through such date (except as noted below).  The customary terms and conditions of the equity grant and treatment upon termination will be further set forth on in the award agreement (which for the avoidance of doubt will include full vesting upon a termination without cause or a resignation with Good Reason).

200 VARICK STREET STE 801 NEW YORK, NY 10014 (P) 212.675.0541 (F) 212.675.0514 WWW.RESERVOIR-MEDIA.COM